Exhibit 11.2

SECURITIES TRADING POLICY AND INFORMATION DISCLOSURE POLICY

OF

Cosan S.A.

Approved at the Board of Directors’ Meeting of the Company held on April 20, 2023.

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SECURITIES TRADING POLICY AND INFORMATION DISCLOSURE POLICY

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1.   Introduction

1.1.  Objective

The objective of the Securities Trading Policy and the Information Disclosure Policy (“Policies”) of Cosan S.A. (“Company”) is to set out the rules relating to the disclosure of information and trading of Securities by those with access to Sensitive Information or Insider Information of the Company, its Subsidiaries, and Associated Companies.

The Policies were elaborated according to provisions of CVM Resolution No. 44/21 and B3’s Novo Mercado Listing Rules, as well as other rules and guidelines issued by the Brazilian Securities and Exchange Commission, besides observing the best market practices.

The acknowledgment, the adhesion, and the strict compliance with Policies are mandatory for all Persons Subject to the Policies, as defined in item 1.3.1.

1.2.  Definitions

The terms below, in singular or plural, shall have the following meaning:

Shareholder: Any shareholder of the Company.

Controlling Shareholder: Shareholder or group of Shareholders effectively heading the corporate activities and guiding the operation of the Company’s bodies, whether directly or indirectly, actually, or legally, irrespective of equity interest held. There is a relative assumption of controlling interest in relation to the person or group of Shareholders owning the shares issued by the Company (“Shares”) to have ensured Controlling Shareholder the absolute majority of votes of Shareholders attending the last three (3) general meetings of the Company, even though not holding the Shares ensuring Controlling Shareholder the absolute majority of the voting capital.

Share: Share issued by the Company.

Manager: Officer and member of the Company’s Board of Directors.

B3: B3 S.A. – Brasil, Bolsa, Balcão.

Stock Exchanges: B3 and other stock exchanges or over-the-counter markets in which the

Company’s securities are accepted for trading, in Brazil or abroad.

Associated Company: An entity over which the Company has significant influence, and this influence is assumed, if the Company holds twenty percent (20%) or more of this entity’s voting capital, without controlling it.

Committee: Disclosure and Trading Committee of the Company, described in Chapter 2.

Notice of Relevant Trading: It has the meaning attributed in Clause 3.7.2.

Notice of Ownership and Trading: It has the meaning attributed in Clause 3.6.1.

Company: Cosan S.A.

Spouse: Spouse or partner of certain Person Subject to the Policies.

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Audit Board: Audit Board of the Company, when installed.

Subsidiary: Entity whose Controlling Shareholder is the Company.

CVM: Brazilian Securities and Exchange Commission.

Dependent: Any dependent included in the annual income tax return of a Person Subject to the Policies.

Officer: Statutory and non-statutory officers of the Company.

Investor Relations Officer: Investor Relations Officer of the Company.

Chief Executive Officer: Chief Executive Officer of the Company.

Material Fact: Any decision of Controlling Shareholder, resolution of the general meeting or bodies of the Company’s Management, its Subsidiaries or Associated Companies, or any other political- administrative, technical, business, economic-financial act or fact occurred or relating to the Company’s businesses, its Subsidiaries or Associated Companies, which may significantly influence: (a) the Securities price; (b) the investors’ decision to buy, sell or hold Securities; or (c) the investors’ decision to exercise any rights inherent to their condition as holders of Securities. Examples of potential material act or fact include amongst others, those mentioned in Sole Paragraph of Article 2 of CVM Resolution No. 44/21.

Manager: Any person holding a managerial position in the Company, Subsidiaries, and Associated Companies, and designated by Committee as a Person Subject to the Policies.

Insider Information: (a) A Material Fact not yet disclosed; and (b) as long as thus defined by Investor Relations Officer, any information which is not a Material Fact, but may become a Material Fact, and not yet disclosed.

Sensitive Information: Any information not representing an Insider Information, not yet publicly disclosed, or usually not made public, relating to businesses, operations, and finance of the Company, its Subsidiaries, and Associated Companies. Sensitive Information may become an Insider Information if its content goes beyond the standard or expectation, and it has or may have a relevant impact on the businesses of the Company, its Subsidiaries, or Associated Companies.

Relevant Trading: the meaning attributed in Clause 3.7.1.

Person Subject to the Policies: the meaning attributed in Clause 1.3.1.

Related Persons: the meaning attributed in Clause 1.3.1.1.

Policies: The Securities Trading Policy and the Information Disclosure Policy of the Company.

Individual Investment Program: A written instrument through which a Person Subject to the Policies voluntarily, irrevocably and irreversibly undertakes to invest or divest a certain amount of Securities on previously determined dates or periods or in the occurrence of certain conditions whose implementation goes beyond his/her control, elaborated in accordance with provisions of Article 16 of CVM Resolution No. 44/21.

CVM Resolution No. 44/21: CVM Resolution No. 44 of August 23, 2021, and further amendments.

CVM Resolution No. 160/22: CVM Resolution No. 160 of July 13, 2022, and further amendments.

CVM Resolution No. 77/22: CVM Resolution No. 77 of March 29, 2022.

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Security: Any security, as defined in Article 2 of Law No. 6.385/76, issued by the Company, or referenced therein, including derivatives, of a physical or financial settlement.

Non-Recurring Trading Prohibition: the meaning attributed in Clause 3.3.4.

Recurring Trading Prohibition: the meaning attributed in Clause 3.3.1.

1.3.  Application

1.3.1.  The Policies shall apply to, besides the Company itself, the following persons, who are required to observe the rules and guidelines set forth herein (“Persons Subject to the Policies”):

(a)   Controlling Shareholders;

(b)   Managers;

(c)   Members of the Company’s Audit Board;

(d)   Members of bodies with technical or advisory duties (committees, etc.) created by the Bylaws or by non-Bylaw provisions;

(e)   Other persons appointed by Committee, at its sole discretion, who have or may have access to Insider Information or Sensitive Information relating to the Company, its Subsidiaries, or Associated Companies;

(f)   Other employees and interns of the Company;

(g)   Managers of the Company who resign, for a three-month period after their resignation;

(h)  Third parties who are aware of Insider Information (as defined below), especially those who have commercial, professional or trust relationships with the Company, including, but not limited to, external members of advisory committees to the Board of Directors created under the Bylaws of the Company or the subsidiaries, associated companies or companies composing the same economic group of the Company, Managers, members of the Audit Board, service providers, employees and interns of subsidiaries, associated companies or companies composing the same economic group of the Company; and

(i)    Related Persons.

1.3.1.1. Related Persons

Related Persons (“Related Persons”) also are subject to these Policies, as applicable, namely:

(a)  Spouses of Managers, of members of the Audit Board and of employees and interns of the Company, of whom they are not judicially or extrajudicially separated, people with whom the Managers, members of the Audit Board and Employees have steady unions and economic dependents included in annual tax filings (Related Persons);

(b)   Companies directly or indirectly controlled by the Managers, members of the Audit Board, Employees and Related Persons;

(c)   Third parties with whom Managers, members of the Audit Board and employees maintain a deed of trust or portfolio management contract.

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2.   Disclosure and trading committee

2.1.   The Company shall have a Disclosure and Trading Committee (“Committee”) composed of up to five (5) members, elected by the Board of Directors for a two-(2) year term of office, renewable at the discretion of the Board of Directors.

2.2.   The Committee’s main responsibilities are:

(a)   advise the Investor Relations Officer as to decision on disclosing information to the market through any vehicle,among them, the Company’s reference form, B3’s filing forms, Material Facts, notices to the market, notices to shareholders   and press releases;

(b)   advise the Investor Relations Officer in the decision-making process assigned to him by Policies or applicable rules;

(c)   advise the Investor Relations Officer as to (i) the characterization of events or information as a Material Fact; (ii)characterization of any other information which still is not Material Fact, such as Insider Information; and (iii) as to the non-disclosure of Material Facts, in the assumptions provided for in Clause 4.4, in applicable regulation, with subsequent notice of trading prohibition to the Persons Subject to the Policies;

(d)  advise the Investor Relations Officer as to the eventual need of disclosing information in the event of rumors or speculation to imply or which may imply atypical fluctuation in Securities quotes or variation in trading volume;

(e)   resolve on the definition of Non-Recurring Trading Prohibitions, as provided for in Clause 3.3.4;

(f)  clarify Persons Subject to the Policies’ doubts on the incidence or interpretation of provisions of Policies, the law, and other applicable rules, including the need for disclosing certain information;

(g)  analyze the content of Individual Investment Programs according to specific rules;

(h)  analyze, by an initiative of Investor Relations Officer, situations of doubt as to the compliance with the Policies;

(i)  resolve on reasonable measures in cases of failures to comply with the Policies, as well as the need of informing the matter to the Company’s Board of Directors to adopt eventually reasonable additional measures, as provided for in Chapter 5;

(j)   appoint other persons to have or who may have access to Sensitive Information or Insider Information relating to the Company, its Subsidiaries or Associated Companies, who shall be submitted to the obligations provided for herein;

(k)  authorize, at its sole discretion, the Persons Subject to the Policies to share Insider Information and Sensitive Information with third parties, in assumptions not provided for herein, as long as convinced that such sharing shall occur in the interest of the Company, its Subsidiaries or Associated Companies;

(l)   submit a report to the Company’s Board of Directors, indicating any trade not adhering to the Policy, made by beneficiaries to eventually formalized Individual Investment Programs; and

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(m) continuously evaluate the Policies if they are updated, proposing when reasonable, the amendments relating to the Board of Directors, also determining the actions necessary for their disclosure and dissemination to Persons Subject to the Policies.

2.3.   The Committee shall also hold meetings whenever called by any of its members, all decisions of the Committee shall be taken by a majority of its members, and the Investor Relations Officer, if summoned, shall have the casting vote, without prejudice of prerogatives and duties assigned to him by Policies and applicable rules.

2.4.   Call notices shall be made by electronic notice with the advance that the agenda requires and authorizes, and meetings shall be held at the Company’s headquarters, unless when exceptional conditions, at the Investor Relations Officer’s discretion, advise the meeting to be held in another location, decisions can also be made electronically, as long as these are duly documented.

2.4.1.  The attendance at meetings may occur via conference call, video conference, or any other remote vehicle of communication, accepting the electronic vote. If all Committee’s members attendance or manifestation of the vote is not possible, the meeting shall be considered regularly installed with the attendance of at least, three (3) members.

2.4.2.  The decisions made at the Committee’s meetings shall be drawn up in minutes to be filed at the Company’s headquarters.

3.   Securities trading policy

3.1.  Objectives

3.1.1.       The Securities Trading Policy’s objectives are:

(a)  prevent and prohibit the misuse of Insider Information and Sensitive Information relating to the Company, its   Subsidiaries or Associated Companies;

(b)   regulate the Securities trading by the Persons Subject to the Policies, also with regards to lock-up periods;

(c)  provide for certain rules referring to the acquisition of Shares by the Company, without prejudice of the duty of observing the provisions of laws and applicable rules.

3.2.  General rules

3.2.1.  The Persons Subject to the Policies cannot use Insider Information with the purpose of directly or indirectly obtaining for themselves or third parties, any monetary advantages, also through Securities trading.

3.2.2.  Before publicly disclosing Insider Information under the terms of the Policies, the Persons Subject to the Policies aware of such Insider Information are prohibited to trade Securities.

3.2.3.  The Persons Subject to the Policies cannot carry out short-term transactions with Securities acquired in the short swing market, and cannot sell them before elapsing six (6) months of their acquisition in the market.

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3.2.4.  The Securities trading prohibitions provided for herein shall apply to loan operations of Securities executed by Persons Subject to the Policies as lenders and borrowers, noting that the Persons Subject to the Policies cannot assume the position of the borrower in Securities loan operations, whose objective is the short-selling of referred Securities.

3.2.5.  The Persons Subject to the Policies who are beneficiaries of share-based compensation plans cannot carry out any operations with derivatives to annul or mitigate their economic exposure to the Shares.

3.2.6.  The restrictions contained in this Securities Trading Policy shall not apply to the trades by investment funds to which the Persons Subject to the Policies are the quotaholders, provided that:

(a)   the investments funds are not exclusive; and

(b)   trade decisions made by the manager or investment fund portfolio manager are not influenced by quotaholders.

3.3.  Trading prohibitions

3.3.1.  The Persons Subject to the Policies cannot trade Securities, regardless of the decision of Investor Relations Officer or the Committee, in the following assumptions ("Recurring Trading Prohibitions"):

(a)   whenever any Material Fact is pending disclosure to which they are aware of;

(b)  within a fifteen-(15) day period preceding the disclosure of the interim (ITR) financial information and annual (DFP) financial information, including the date of disclosure, before this information is officially known, and the counting of  fifteen-(15) day period shall occur excluding the date of effective disclosure. For the purposes of this provision, the Company’s annual corporate calendar, disclosed on the Company’s website (https://www.cosan.com.br/) and on the   website of the CVM (https://www.gov.br/cvm/pt-br) shall be taken into account;

(c)    in the event of a public tender offer of Securities, until the disclosure of closing announcement, observing the exceptions provided for in CVM Resolution No. 160/22;

(d)   from the moment they have access to information relating to the intention of incorporation, full or partial spin-off, transformation or merger involving the Company; and

(e)   while in progress any acquisition or disposal of Shares by the Company, its Subsidiaries, Associated Companies or other entities under common control or any option or mandate has been granted for the same purpose.

3.3.2.  The restriction provided for in item (e) above shall only take effect on the days when the buyback is effectively executed by the Company, as long as (a) the weekdays when the Company will trade on the market are defined; (b) the buyback has not produced atypical effects on share price, volume or liquidity, and (c) the Investor Relations Officer informs the Persons Subject to the Policies on these dates.

3.3.3.  The restrictions provided for in Clause 3.3.1 shall not apply (i) to the acquisition of treasury shares through private trading, resulting from the exercise of stock option according to the stock option plan approved in general meeting; or (ii) when referring to the granting of Shares to

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managers, employees or services providers, as part of compensation previously approved in general meeting.

3.3.4.  Without prejudice of Recurring Trading Prohibitions, the Committee may define other lock- up periods for Securities ("Non-Recurring Trading Prohibitions"), applicable to the Persons Subject to the Policies or part of them, for possessing Insider Information.

3.3.5.  The Committee shall not be required to justify the decision of establishing a Non-Recurring Trading Prohibition, and information on its existence shall be treated confidentially by receivers.

3.3.6.  The Investor Relations Officer, via electronic means, shall inform the existence of Recurring and Non-Recurring Trading Prohibitions, and in this case, he shall immediately inform the lock-up period to the Persons Subject to the Policies or those forbidden to trade Securities, not being necessary to justify the reasons for such prohibition.

3.3.7.  The Persons Subject to the Policies cannot trade securities issued by Controlling Shareholder during lock-up periods of the Recurring or Non-Recurring Trading Prohibition.

3.3.8.  Unless if otherwise decided by Investor Relations Officer, the awareness of a Sensitive Information not characterized as Insider Information shall not prevent a Person Subject to the Policy from trading Securities but shall submit this person to the duty of confidentiality, provided for in Clause 4.6.

3.3.9.  In the assumption the Persons Subject to the Policies leave the Company, its Subsidiaries or Associated Companies, and are no longer subject to the Policies, they shall abstain from trading Securities if they possess any Insider Information relating to a business or fact initiated during their relationship with the Company, its Subsidiaries or Associated Companies (a) before such Insider Information being disclosed to the market (b) for a six-(6) month period as of their leave, which occurs first.

3.4.  Trades by the company

3.4.1.  In compliance with provisions of Clause 3.3.3, the trading prohibitions set forth in Clause

3.3.1 (a) to (d) also comprise the trades made by the Company with its securities.

3.4.2.  The approval for the Company trading its shares, or derivatives referenced therein, observing the provisions of Paragraph 4 of Article 4 of CVM Resolution No. 77/22, shall be incumbent upon the Board of Directors, but its effectiveness shall be subject to the previous approval of the general meeting, under the terms of CVM Resolution No. 77/22.

3.4.3.  The general meeting’s approval provided for in Clause 3.4.2 is exempted when referring to:

(a)  the Company’s disposal or transfer of shares due to (i) the exercise of stock options within the scope of the stock option plan approved in general meeting, which contains parameters that calculate the strike price of stock options or share price, where applicable; or (ii) other share-based compensation models; or

(b)  the secondary public tender offer of treasury shares or securities convertible or swappable into treasury shares.

3.4.4.  The Company’s Board of Directors cannot resolve on the acquisition or sale of Shares if any agreement or contract aiming the transfer of the direct or indirect controlling interest of the Company has been executed, or if option or mandate has been granted for the same purpose, as

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well as if there is an intention of promoting the Company’s incorporation, total or partial spin-off, merger, transformation or corporate restructuring, and while the transaction is not made public, as a Material Fact.

3.6.     Notice of trades of managers, related parties, company, subsidiaries, and associated
Companies

3.6.1.  Managers, members of the Audit Board and any body with technical or advisory duties created by Bylaws provision shall inform the Investor Relations Officer, by sending a specific notice, according to the template to be provided by Investor Relations Officer (“Notice of Ownership and Trading”), the ownership and trades made with:

(a)    Securities;

(b)  securities issued by Subsidiaries, as long as these are publicly-held companies, also comprising trades with     derivatives or any other securities referenced in securities issued by Subsidiaries; and

(c)   securities referred to in (a) and (b) by Spouses, Dependents, direct or indirect Subsidiaries, persons referred in Clause 3.6.1 above or investment fund to which they are quotaholders, except for the assumptions provided for in Clause 3.2.6.

3.6.2.  The Notice of Ownership and Trading shall:

(a)  be sent to Investor Relations Officer (i) within five (5) days after each trade, and (ii) on the first business day after office investiture; and

(b)  include (i) submitting party’s name and qualification, indicating registration number at CNPJ (National Registry of Legal Entities) or CPF (individual taxpayer’s register); (ii) quantity, by type and class, in case of shares, and other characteristics in case of other securities, besides the issuer’s identification and balance of position held before and after trade; and

(iii) form of acquisition or sale, price, and date of transactions.

3.6.3.  For the purposes of provisions of Clause 3.6.2, the date of trade shall be understood as the date when the trade is made, and not the date of its physical or financial settlement.

3.6.4.  The Investor Relations Officer shall send to CVM and B3 the information mentioned in Clauses 3.6.1 and 3.6.2, he received, within ten (10) days after the end of the month in which alterations in positions held are verified or the month when he is vested in office.

3.6.4.1. The obligation to inform provided for in Clause 3.6.4 also applies to the ownership and trading of Securities and the securities mentioned in Clause 3.6.1 (b) made by the Company, its Subsidiaries, and Associated Companies.

3.7.  Notice of relevant trades

3.7.1.  Relevant trades mean the business or set of businesses by means of which the direct or indirect interest of any Shareholder exceeds, up or down, the levels of five percent (5%), ten percent (10%), fifteen percent (15%), and so on, of type or class of Shares (“Relevant Trade”).

3.7.2.  Any of the Persons Subject to the Policies who, acting individually or representing the same interest or jointly with another(other) person(s), carrying out a Relevant Trade, shall send a specific

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notice to Investor Relations Officer (“Notice of Relevant Trade”), containing the following information:

(a)   name and qualification, indicating the registration number at CNPJ or CPF;

(b)   objective of interest and quantity aimed, including, where applicable, a statement that businesses neither aim at   altering the control nor the administrative structure of the Company;

(c)   number of Securities, including the acquisition of any rights over Securities;

(d)  indication of any agreement or contract regulating the exercise of voting right, or the purchase and sale of Securities; and

(e)  if Shareholder resides or is domiciled abroad, name or corporate name, and the registration number at CPF or CNPJ of his/its proxy or legal representative in Brazil.

3.7.3.  The Notice of Relevant Trade shall include information on vesting rights over Securities, as well as the execution of share-referenced derivative financial instruments, even if without any estimate of physical settlement. In these cases, and for the purposes of calculating the percentages of Relevant Trade:

(a)   the Shares directly held and those referenced by derivative financial instruments of physical settlement shall be jointly considered for verifying the percentages;

(b)   the Shares referenced by derivative financial instruments with an estimate of exclusively financial settlement shall be computed, regardless of Shares referred to in item (a) to verify the percentages;

(c)   the number of Shares referenced by derivative instruments to confer economic exposure to the Shares cannot be   offset with the number of Shares referenced by derivative instruments to produce opposite economic effects; and

(d)  the Notice of Relevant Trade shall not be extended to structured operations certificates – COE, securities index funds, and other derivative financial instruments in which less than fifteen percent (15%) of their return is determined by the return of Shares.

3.7.4.  The Notice of Relevant Trade shall occur immediately after a Relevant Trade, i.e., until the beginning of the trading session following that one when the order has been executed.

3.7.5.  The Investor Relations Officer shall send to CVM and Stock Exchanges, as soon as he receives, the information mentioned in the Notice of Relevant Trade, observing the format provided for in CVM Resolution No. 44/21.

3.7.6.  If Relevant Trade results or has been made to alter the Company’s controlling interest, or administrative structure, also in cases resulting in the obligation of conducting a public tender offer, under the applicable rules, Shareholder shall also promote the appropriate disclosure through the channels adopted by the Company, containing, at least, the information on the Notice of Relevant Trade.

3.7.7.  The exclusive communication obligations set out herein:

(a)   shall apply both to the trades on the stock exchanges and on the over-the-counter market, organized or not, and those made without the intervention of an institution composing the securities distribution system; and

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(b)   shall be extended to the trades directly or indirectly made through a subsidiary or third parties with whom fiduciary agreement or management of portfolio or shares is maintained, observing the provisions of Clause 3.2.6.

3.8.  Individual investment programs

3.8.1.  The Persons Subject to the Policies may exercise the authorization to elaborate or request the filing of Individual Investment Programs in the Company, which shall be submitted to the Committee for analysis of their compliance with provisions of Policies and applicable rules.

3.8.2.  The Recurring and Non-Recurring Trading Prohibitions shall not apply to the trades made by Persons Subject to the Policies as Individual Investment Programs which have been duly approved by Committee and filed at the Company’s headquarters, as long as these Individual Investment Programs observe the following requirements:

(a)  previously to the filing of Individual Investment Programs, a schedule shall be approved defining the specific dates for disclosure of the ITR and DFP forms referring to the period comprising the respective Individual Investment Program;

(b)  participants only can trade the Securities comprised by Individual Investment Programs, or program alteration, after six (6) months of Committee’s approval;

(c)  eventual cancelation of an effective Individual Investment Program shall have effect after six (6) months from the formal request sent to the Committee in this regard;

(d)  the Individual Investment Programs shall determine: (i) the participants’ irrevocable and irreversible commitment to trade Securities on the dates foreseen in the Individual Investment Programs, previously indicating the dates, the amounts or volume of trades;

(ii) the type and class of Securities, purpose of investment or divestment; and (iii) the obligation of Individual Investment Program participants reverting to the Company any losses avoided or gains earned in Securities trades, deriving from an eventual alteration in the disclosure dates of ITR and DFP forms, verified through reasonable criteria to be defined in the Individual Investment Program.

(e)  participants are forbidden to (i) simultaneously hold effective more than one Individual Investment Program; and (ii) carry out any operation to annul or mitigate the economic effects of operations to be determined by the Individual Investment Program.

4.   Information disclosure policy

4.1.  Objectives

4.1.1.  The objective of the Information Disclosure Policy is:

(a)  to rule the disclosure to the market of information, which, due to its nature and characteristics, shall be classified as a Material Fact, setting out the rules and guidelines to be observed by Investor Relations Officer and other Persons Subject to the Policies, with regards to the disclosure of this information, as well as its confidentiality, while not disclosed;

(b)  define the general rules and of conduct to be adopted by the Company to classify information as Material Facts and disclose this information, conferring, to the benefit of

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investors and the market in general, predictability to the conduct to be adopted by the Company;

(c)  avoid and forbid the selective dissemination of information on Material Facts and Insider Information; and

(d)  ensure to investors and the market, in general, the access to the information necessary for their investment decision, contributing to a better symmetry as possible to disseminate information on the Company.

4.2.  Disclosure of information

4.2.1.  The verification of occurrence of Material Facts shall always take into account their materiality within the context of activities and size of the Company, its Subsidiaries or Associated Companies, and not separately, considering (a) the potential of certain information affecting the Securities quote and investment decisions; and (b) the standard disclosure of relevant information by the Company.

4.2.1.1. In case of doubt on the characterization of an act or fact as a Material Fact, the Investor Relations Officer may submit it to the Committee’s analysis.

4.2.2.  It shall be incumbent upon the Investor Relations Officer to ensure that Material Facts are disclosed as provided for by laws, applicable rules and these Policies, clearly and accurately, in language accessible to investors, as well as ensure its broad and immediate simultaneous dissemination across all the markets in which Securities are traded, without prejudice of provisions of Clause 4.4.

4.2.3.  Except for exceptional cases, the disclosure of any Material Fact shall occur before the beginning or preferably after the closing of trades in the markets in which the Securities are traded, and in case of trading hours different from other markets, the trading hours of the Brazilian market shall prevail.

4.2.3.1. If the Company understands it is necessary to disclose the Material Fact before the opening of the trading session in the Brazilian market in which the Securities are traded, such disclosure shall take place, whenever possible, at least, one (1) hour in advance.

4.2.3.2.  The Investor Relations Officer will assess if it is necessary to request to B3 the suspension of Securities trade, for the time necessary to the proper dissemination of Material Fact, if the Material Fact must be disclosed during the trading session.

4.2.4.  The Persons Subject to the Policies shall immediately notify in writing any Material Fact they are aware to the Investor Relations Officer, for him to take the measures necessary to disclose the information, as provided for by laws, applicable rules and this Information Disclosure Policy, except for the cases in which this information should not be disclosed, as provided for in Clause 4.4.

4.2.4.1 The Controlling Shareholders, Managers, members of the Audit Board and any body with technical or advisory duties created by Bylaws provisions, if they verify the omission of Investor Relations Officer, also in the assumption provided for in Article 6, Sole Paragraph of CVM Resolution No. 44/21 (i.e., if information goes beyond control or if quote, price or traded amount shows atypical fluctuation), they are required to immediately inform the Material Fact to CVM.

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4.2.4.2. The notice referred to by Clause 4.2.4.1 is exempted when it is evidenced that the Investor Relations Officer is aware of the Material Fact, and the decision of not disclosing the information was made in observance to this Information Disclosure Policy.

4.2.5.  The Company does not comment rumors or speculations originated in the market or the media, save for exceptional situations to imply or which may imply an atypical fluctuation in Securities quote, price, or traded amount. If media publishes such rumor, it shall be incumbent upon the Committee to assess the need of disclosing a Material Fact or a Notice to the Market to provide clarifications.

4.2.6.  When referring to the disclosure of information which does not represent a Material Fact, other disclosure vehicles shall be used, such as notices to the market, earnings releases, notices to shareholders, where applicable, observing, when possible, Clause 4.2.3.

4.2.7.  In the assumptions in which CVM or B3 requests information to the Company or in case of atypical fluctuation in Securities quote, price or traded amount, the Investor Relations Officer shall inquire the Persons Subject to the Policies who may have access to Material Facts, aiming at verifying whether they are aware of information which should be disclosed to the market.

4.3.  Forms of disclosing material facts and notices to the market

4.3.1.  It shall be incumbent upon the Investor Relations Officer to disclose the Material Fact before or at the same time when he sends any information to communication vehicles, professional associations, investors, analysts, or the select public, in the country or abroad.

4.3.2.  The Investor Relations Officer shall simultaneously send the Material Facts to CVM and Stock Exchanges and disclose them at the Company’s website da Companhia and in the following news portal selected by it, under Paragraph 4 of Article 3 of CVM Resolution 44/21: http://www1.folha.uol.com.br/mercado/publicidadelegal/.

4.3.3.  The Company’s notices to the market shall be sent to CVM and Stock Exchanges and disclosed on the Company’s website.

4.4.  Exception for immediate disclosure

4.4.1.  In exceptional cases, the disclosure of Material Facts can be postponed, if puts at risk the

Company’s legitime interest.

4.4.2.  The postponement of Material Facts disclosure shall be the purpose of (a) Controlling Shareholder’s decision, as long as it refers to information restricted to it/him; or (b) the Committee.

4.4.3.  If the information on the Material Fact not disclosed goes beyond control, or in the assumption of atypical fluctuation in Securities quote, price or traded amount, the Material Fact shall be disclosed to the market, under the terms hereof.

4.4.4.  If the information on the Material Fact not disclosed goes beyond control and deals with information restricted to Controlling Shareholder, in the assumption of atypical fluctuation in Securities quote or traded amount, or in the assumption of Investor Relations Officer’s inquiry, the Controlling Shareholder shall be required to inform the Investor Relations Officer, and this Committee, on the existence of a Material Fact, so that they can analyze the need of immediate disclosure.

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4.5.  Disclosure of projections by the company

4.5.1.  The Company may disclose projections and future estimates of performance, clearly presenting the assumptions to substantiate these projections.

4.5.2.  The Company’s projections, as well as its alterations, shall be approved by the Company’s Board of Directors and shall be disclosed as Material Facts for the purposes of the Policies, unless if this information is disclosed jointly with the Company’s financial statements (ITR and DFP).

4.5.3.  If projections disclosed by the Company are not confirmed, the reasons to determine the difference of results in its official notices shall be appropriately announced, through the same vehicles of preliminary projections.

4.6.  Duty of confidentiality

4.6.1.  The Persons Subject to the Policies with access to Insider Information or Sensitive Information shall keep secrecy while information is not disclosed by the Company, they shall also ensure that subordinates and third parties of their trust do the same.

4.6.2.  The Persons Subject to the Policies only can share Sensitive Information or Insider Information to which they have access, with other Persons Subject to the Policies, observing the exception provided for in Clause 4.6.6.

4.6.3.  The Persons Subject to the Policies, and all the persons who eventually have access to Insider Information or Sensitive Information, shall not discuss this information in public places or with third parties, including family members.

4.6.3.1. To ensure the confidentiality of Insider Information and Sensitive Information, the Persons Subject to the Policies shall also (a) keep all memoranda, mails, and other documents to contain this information in a safe and private place; and (b) not inform their professional computer login and password to third parties.

4.6.4.  Insider Information or Sensitive Information only can be discussed with those who need to take cognizance thereof and within the legally authorized limit.

4.6.5. The Persons Subject to the Policies, who, inadvertently or without authorization, anyway communicate, personally or through third parties, Insider Information or Sensitive Information to any third party, or allow third parties to take cognizance thereof, before its disclosure to the market, shall immediately inform such fact to the Investor Relations Officer, for him to take the reasonable measures.

4.6.6.  The disclosure of Insider Information or Sensitive Information to third parties only can occur in the Company’s interest, by means of signature of agreements enforcing the receiver (a) to keep the secrecy of the information; and (b) not trade Securities using this information. This provision shall not apply to the conveyance of information to whom is required by laws to observe those duties.

4.7.  Rules of conduct for relationship of persons subject to the policies with third parties

4.7.1.  The Persons Subject to the Policies shall observe the following conduct procedures in the communication with third parties:

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(a)  direct any external contact made by areas of research or stock sales of banks and investors in general to the Investor Relations Officer, or the Company’s Investor Relations Department;

(b)  do not give interviews or make any announcement to the media, without the Chief

Executive Officer’s express guidance and recommendation;

(c)  direct any journalist’s contact to the Company’s Media Relations area;

(d)  consult the Investor Relations Officer, or the Investor Relations Department, before attending external events as the Company’s representative, to include in his speech only public information; and

(e)  if any third party comments or questions any Insider Information or Sensitive Information, immediately inform such fact to the Investor Relations Officer.

4.7.2.  The Company’s relationship with investors and opinion-makers in the securities market shall exclusively occur through the Chief Executive Officer, the Investor Relations Officer, and the Investor Relations Department or, other Management’s members, provided that in conformity with the guidelines of the Company’s Investor Relations Department.

5.   Infringements and penalties

5.1.   Any infringement to the rules contained in the Policies, verified by Persons Subject to the Policies, shall be immediately notified to the Investor Relations Officer.

5.2.   Without prejudice of applicable legal penalties (administrative, labor, civil and criminal), the Committee, verifying the failure to comply with the Policies, shall adopt the reasonable measures, inclusive, where applicable, (a) notify the appropriate authorities, (b) recommend the withdrawal of the Person Subject to the Policies from the Company, Subsidiaries or Associated Companies; and

(c) inform the issue to the Board of Directors, which will adopt eventually reasonable additional measures.

5.3.   Without prejudice of reasonable penalties, the Persons Subject to the Policies who failed to comply with any provision of the Policies shall reimburse the Company, its Subsidiaries, or Associated Companies, fully and without limitation, for all the losses deriving from such non- compliance.

6.   Final provisions

6.1.   The Investor Relations Officer is liable for monitoring and executing the Policies. Any doubt on the provisions of these Policies or the application of any provisions shall be directly sent to Investor Relations Officer, who shall provide the appropriate clarification or guidance, and may submit these doubts to Committee’s resolution.

6.2.   The Investor Relations Officer shall keep a file including name, qualification, position, or relationship with the Company, address, e-mail, CNPJ or CPF of the Persons Subject to the Policies, updating them in case of changes.

6.2.1.  The file referred to in Clause 6.2 shall be kept in the Company’s headquarters and made available to CVM.

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6.2.2.  The Persons Subject to the Policies shall immediately inform the Investor Relations Officer on any alterations in their data.

6.3.   The Policies shall take effect on the date of its approval by the Company’s Board of Directors da Companhia, replacing the Company’s former Securities Trading Policy and Information Disclosure Policy.

6.3.1.  The Policies shall take effect for an indeterminate duration.

6.4.   The Policies only can be amended by a decision of the Company’s Board of Directors, forbidding any alteration while the Material Fact is pending disclosure to the market.

6.5.   After approval by the Board of Directors and their publication, the Policies apply to all Persons Subject to the Policies, who must be aware of the terms of these Policies and CVM Resolution 44/21 and fully comply with them.

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